STATE STREET BANK AND TRUST COMPANY

BARON FUNDS

CONFIDENTIAL FEE SCHEDULE

AS OF SEPTEMBER 23, 2015

FUND ADMINISTRATION SERVICES

This fee schedule is for services (the “Services”) provided by State Street Bank and Trust Company or its affiliates (“State Street”) to the Funds (as defined below) pursuant to that certain Fund Administration Agreement dated as of April 13, 2007 by and between State Street and the Funds (the “Administration Agreement”), as may be amended, supplemented, restated or otherwise modified from time to time. This fee schedule shall apply to all funds, portfolios or accounts that may be party or subject to the Administration Agreement from time to time (each a “Fund” and collectively, the “Funds”).

I. Fund Administration

For the provision of fund administration services pursuant to the Administration Agreement, State Street shall be entitled to the fees set forth below. Each Fund will pay in monthly installments. This amount does not include any other fees, charges or expenses specifically identified in this fee schedule.

TAX SERVICES Tax Administration – Annual Charge	$12,500
FINANCIAL STATEMENT SERVICES Financial Statements – Annual Charge	$14,000
COMPLIANCE Prospectus & SAI Testing – Annual Charge	$4,000
OTHER FUND ADMINISTRATION SERVICES (if applicable)	See Appendix 1

II. Additional Services

Additional special activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. There will be a fee of $150 per hour for development of customized programming or development of customized transmissions. There will be an annual fee of $4,000 for maintenance of customized programming or transmissions. Fees for other special items will be negotiated separately.

Significant regulatory changes, significant legal changes or changes in the Funds’ service elections or status may, as a result of such changes, necessitate additional services, processing or reports. In these instances, if State Street elects to provide such services or arrange for their provision, State Street shall be entitled to additional fees and expenses as negotiated with the Funds.

III. Other Expenses, Fees and Charges

A billing for the recovery of other reimbursable expenses, fees and charges incurred on behalf of the Funds, as applicable, will be made each month. Unless indicated otherwise, the Funds’ share of such expenses, fees and charges will be based upon actual usage of a service or an allocated charge for the use of the service for the benefit of the Funds. New or increased fees imposed upon State Street beyond State Street’s control will be passed through to the Funds, including regulatory fees imposed on State Street in its capacity as the provider of the Services.

The Funds will reimburse State Street for expenses incurred by State Street on their behalf including, but not limited to, the following:

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STATE STREET BANK AND TRUST COMPANY

BARON FUNDS

CONFIDENTIAL FEE SCHEDULE

AS OF SEPTEMBER 23, 2015

• Forms and Supplies Related to Fund Records	• SSAE 16 Charges (pro rata portion)

• Printing, Delivery, Postage and Courier	• Archive/Document Storage

• SAS99 (audit firm data feeds)	• IRS Certifications and Form Filing

• Telephone	• Reasonable Legal Expenses

• Board Related Travel	• CCO Attestation Report

• Cost of responding to third party subpoenas and/or regulatory inquires related to the Funds or the Funds’ investment adviser(s)

IV. Confidentiality

This fee schedule is the confidential information of the parties and shall not be disclosed to any third party without the prior written consent of the other parties.

V. Payment of Fees

Service fees and other fees, expenses and charges are due upon receipt of State Street’s invoice. Failure to charge a fee is not a waiver of that fee.

VI. Effectiveness

This fee schedule shall become effective upon the commencement of the provision of the Services and shall remain in effect until it is revised as a result of negotiations initiated by either party.

VII. Signatures

BARON INVESTMENT FUNDS TRUST
ON BEHALF OF THE APPLICABLE FUNDS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Patrick M. Patalino	By:	/s/ Suzanne Hinckley
Name:	Patrick M. Patalino	Name:	Suzanne Hinckley
Title:	General Counsel	Title:	Managing Director

BARON SELECT FUNDS
ON BEHALF OF THE APPLICABLE FUNDS

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel

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STATE STREET BANK AND TRUST COMPANY

BARON FUNDS

CONFIDENTIAL FEE SCHEDULE

AS OF SEPTEMBER 23, 2015

APPENDIX 1

OTHER FUND ADMINISTRATION SERVICES (if applicable)

STATE STREET PRONAVIGATOR SM

Prospectus / Summary Prospectus *	Per Page
The first 2,000 pages	$150
All pages over 2,000 pages	$125
Statement of Additional Information *	$75

*	All Funds that are open-end registered investment management companies, as of an agreed upon date each year; costs incurred after the transfer of the files to a Fund’s financial printer are the responsibility of the Fund.

FINANCIAL STATEMENT COMPOSITION SERVICES

Composition only	Per Page
Does not include printing costs, mailing costs or filing fees	$150

CFTC COMPLIANCE TESTING AND REPORTING

Initial Margin and Net Notional Compliance Testing
Daily (per Fund/per year)
First 1 – 10 Funds	$11,000
Remaining Funds	$6,000
Weekly (per Fund/per year)	$5,000
Monthly (per Fund/per year)	$1,500
CPO Annual Exclusion Filing (Rule 4.5) (per Fund/per year)	$250
Other Special Services (upon reasonable request)
SEC Filing Services
Form N-14 Filings (per filing)	TBD
Form 485(a) Filings
1 – 5 Funds (per Fund/per filing)	$5,000
6 – 10 Funds (per Fund/per filing)	$3,500
11 or more Funds (per Fund/per filing)	$2,500
Exemptive Application Filings (per filing)	$5,000
Special Shareholder Meeting Services
Preparation of Form DEF14 and Meeting Materials	$10,000 to $15,000

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